EXHIBIT 3.1

FORM OF CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF SAB BIOTHERAPEUTICS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

SAB Biotherapeutics, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify:

FIRST: Upon the filing and effectiveness pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, the Corporation’s Amended and Restated Certificate of Incorporation shall be amended by deleting Section 4.1 in its entirety and substituting in lieu thereof the following new Section 4.1:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 810,000,000 shares, consisting of (a) 800,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

SECOND: This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 22nd day of November, 2023.

SAB BIOTHERAPEUTICS, INC.
/s/ Eddie J. Sullivan
Eddie J. Sullivan
Title: Chief Executive Officer